July 14, 1998

Franklin New York Tax-Free Income Fund
777 Mariners Island Boulevard
San Mateo, CA  94404

                  Re:  FRANKLIN NEW YORK TAX-FREE INCOME FUND  - LEGAL OPINION

Dear Sirs:

                  You have informed us that Franklin New York Tax-Free Income Fund (the "Fund") has filed a Registration Statement with the Securities and Exchange Commission registering an indefinite number of shares of the Fund's capital stock ("Shares") pursuant to Rule 24f-2 of the Investment Company Act, and will timely furnish a Notice pursuant to such Rule perfecting the registration of Shares sold by the Fund during each fiscal year hereafter. You have requested our opinion as to whether the Shares so registered will be duly issued, validly paid and non-assessable.

                  We have examined the originals or photostatic or certified copies of such records of the Fund, certificates of officers of the Fund and of public officials and other documents as we have deemed relevant and necessary as a basis for the opinions set forth in this letter, including the Certificate of Trust of the Fund, its By-laws and the Underwriting Agreement between the Fund and Franklin/Templeton Distributors, Inc. pursuant to which the Shares are issued and sold. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  In furnishing such opinion we assume, and you have informed us, that the Shares will continue to be sold in accordance with the Fund's usual method of distributing its registered Shares under which prospectuses are delivered as required under the Securities Act of 1933, as amended, and that all action necessary for authorization and issuance of such Shares shall be taken by the Fund's Board of Trustees in accordance with past practice.

                  Based upon the foregoing, we are of the opinion that upon issuance the registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Registration Statement filed on behalf of the Fund.

                                                    Very truly yours,

                                                    /s/Bleakley Platt & Schmidt
                                                    Bleakley Platt & Schmidt